Industry Canada — Corporations Canada | Industrie Canada — Corporations Canada

Articles of Amendment

(Section 27 or 177 of the ***Canada Business Corporations Act (CBCA)****)*

Form 4

Instructions

[3] Any changes in the articles of the corporation must be made in accordance with section 27 or 177 of the CBCA.

A: If an amendment involves a change of corporate name (including the addition of the English or French version of the corporate name), the new name must comply with sections 10 and 12 of the CBCA as well as part 2 of the regulations, and the Articles of Amendment must be accompanied by a Canada-biased NUANS® search report dated not more than ninety (90) days prior to the receipt of the articles by Corporations Canada. A numbered name may be assigned under subsection 11(2) of the CBCA without a NUANS® search.

D: Any other amendments must correspond to the paragraphs and subparagraphs referenced in the articles being amended. If the space available is insufficient, please attach a schedule to the form.

[4] Declaration

This form must be signed by a director or an officer of the corporation (subsection 262(2) of the CBCA).

General

The information you provide in this document is collected under the authority of the CBCA and will be stored in personal information bank number IC/PPU-049. Personal information that you provide is protected under the provisions of the *Privacy Act*. However, public disclosure pursuant to section 266 of the CBCA is permitted under the *Privacy Act*.

If you require more information, please consult our website at www.corporationscanada.ic.gc.ca or contact us at 613-941-9042 (Ottawa region), toll-free at 1-866-333-5556 or by email at corporationscanada@ic.gc.ca.

Prescribed Fees

- Corporations Canada Online Filing Centre: $200
- By mail or fax: $200 paid by cheque payable to the Receiver General for Canada or by credit card (American Express®, MasterCard® or Visa®).

Important Reminders

Changes of registered office address and/or mailing address:
Complete and file Change of Registered Office Address (Form 3).

Changes of directors or changes of a director's address:
Complete and file Changes Regarding Directors (Form 6).

These forms can be filed electronically, by mail or by fax free of charge.

File documents online:
Corporations Canada Online Filing Centre: www.corporationscanada.ic.gc.ca

Or send documents by mail:
**Director General,
Corporations Canada
Jean Edmonds Tower South
9th Floor
365 Laurier Ave. West
Ottawa ON K1A 0C8**

By Facsimile:
613-941-0999

1 Corporation name

Workstream Inc.

2 Corporation number

-3 2 6 2 7 8 – 2

3 The articles are amended as follows:
(Please note that more than one section can be filled out)

A: The corporation changes its name to:

n/a

B: The corporation changes the province or territory in Canada where the registered office is situated to:
(Do not indicate the full address)

n/a

C: The corporation changes the minimum and/or maximum number of directors to:
(For a fixed number of directors, please indicate the same number in both the minimum and maximum options)

minimum: maximum:

D: Other changes: (e.g., to the classes of shares, to restrictions on share transfers, to restrictions on the businesses of the corporation or to any other provisions that are permitted by the CBCA to be set out in the Articles) **Please specify.**

see Schedule "A" attached hereto

4 Declaration

I hereby certify that I am a director or an officer of the corporation.

SIGNATURE: [signature]

PRINT NAME: JOHN W LONG, CEO TELEPHONE NUMBER: (727) 348-2876

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).

Canada

SCHEDULE "A"
OF
ARTICLES OF AMENDMENT
FOR
WORKSTREAM INC.

The issued and outstanding Common Shares of the Corporation are consolidated by changing every 400 Common Shares into one (1) Common Share; provided, however, that holders of Common Shares on the date that the articles of amendment filed to give effect to such consolidation become effective shall not be entitled to receive any fractional Common Shares following the consolidation but in lieu of any such fractional share shall be entitled to receive a cash payment in an amount equal to the product obtained by multiplying (i) the average of the closing bid price of the Common Shares on the OTCBB during each of the five trading days preceding the effective date of the Reverse Stock Split by (ii) the number of Common Shares held by the shareholder that would otherwise have been exchanged for the fractional share interest.